EXHIBIT 11.1

CALCULATION OF EARNINGS PER SHARE
YEAR ENDED DECEMBER 31, 2001

Shares Outstanding December 31, 2000........................     9,575,763
February 1, 2001............................................      (187,500)
February 9, 2001............................................       600,000
February 12, 2001...........................................        (9,999)
March 19, 2001..............................................       (11,692)
July 23, 2001...............................................       859,966
                                                              ------------
Total shares outstanding December 31, 2001..................    10,826,538
                                                              ============
Weighted average shares outstanding.........................    10,300,261
                                                              ============
Net loss for the year ended December 31, 2000 (000's).......  $    (21,920)
Net loss per share, basic and diluted.......................  $      (2.13)

YEAR ENDED DECEMBER 31, 2000
Shares Outstanding December 31, 1999........................     8,609,574
March 31, 2000..............................................       429,764
May 23, 2000................................................       220,000
June 12, 2000...............................................        65,156
June 30, 2000...............................................       131,250
November 8, 2000............................................        99,640
November 13, 2000...........................................        20,379
                                                              ------------
Total shares outstanding December 31, 2000..................     9,575,763
                                                              ============
Weighted average shares outstanding.........................     9,186,410
                                                              ============
Net loss for the year ended December 31, 2000 (000's).......  $    (49,204)
Net loss per share, basic and diluted.......................  $      (5.36)

YEAR ENDED DECEMBER 31, 1999
Shares Outstanding December 31, 1998........................     3,147,186
January 31, 1999............................................       272,000
May 12, 1999................................................     2,900,000
May 17, 1999................................................       571,250
August 18, 1999.............................................       200,046
September 30, 1999..........................................       228,462
December 14,1999............................................       271,903
December 15, 1999...........................................       298,727
December 29, 1999...........................................       720,000
                                                              ------------
Total shares outstanding December 31, 1999..................     8,609,574
                                                              ============
Weighted average shares outstanding.........................     5,765,432
                                                              ============
Net loss for the year ended December 31, 1999 (000's).......  $     (4,055)
Net loss per share, basic and diluted.......................  $      (0.70)

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